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                                                                       EXHIBIT V

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 22 day of October, 2002 (the "Effective Date"), by and between INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (the "Company"), and SCOTT J. BRANCH (the "Executive").

                                 R E C I T A L S

      A. The Company, directly or through its subsidiaries, operates a financial services company, including a market making and proprietary trading firm specializing in global securities.

      B. The Executive shall be, pursuant to the terms of this Agreement, the President of the Company, and may hold such offices in its subsidiaries as may be appropriate for the conduct of its business.

      C. The Company is a publicly held entity, having previously offered shares of the Company's common stock pursuant to a registration statement, and continues to file reports as to the Company's business.

      D. The Board of Directors of the Company (the "Board") considers it essential to the best interests of the Company that the Executive commence employment with the Company.

      E. In order to induce the Executive to accept employment with the Company, the Company desires to enter into this Agreement with the Executive, and to be bound by it.

      F. The Executive, desiring to accept employment by the Company, agrees to be bound by the covenants herein.

      NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, the Company and the Executive agree as follows:

      1.   Recitals. All of the above recitals are true and correct.

      2. Term. The term of this Agreement shall be for a period of three years commencing on the Effective Date, subject, however, to prior termination as herein provided. Thereafter, this Agreement shall automatically renew for one additional year unless either party shall have given written notice to the other of its intent not to renew the Agreement no less than 90 days prior to the end of the initial three year term of this Agreement and may be further extended by the mutual written agreement of the Company and the Executive on a yearly basis.

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Employment Agreement of Scott J. Branch
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     3.  Duties. During the period of employment (except as otherwise agreed by the Executive), the Executive will be employed as the President of the Company and shall have powers and duties as may from time to time be delegated to the Executive by the Chief Executive Officer or the Board. The Executive shall report to Chief Executive Officer of the Company. The Executive shall devote substantially all of the Executive's business time to the affairs of the Company.

     4. Indemnification. The Company agrees to defend, indemnify and hold harmless the Executive for acts in his capacity as Executive to the fullest extent permitted by Delaware corporate law at the present time (or as such right of indemnity may be increased in the future). The Company agrees to reimburse the Executive on a monthly basis for any cost of defending any action or investigation (including reasonable attorneys' fees and expenses) subject to an undertaking from the Executive to repay the Company if the Executive is determined not to be entitled to such indemnity by a Court of competent jurisdiction.

      5. Compensation and Related Matters.

         (a) Basic Salary. As a compensation for the duties to be performed by the Executive hereunder, the Company will pay the Executive a base salary at an annual rate of $175,000 per year through the first anniversary of the Effective Date, and such annual salary shall thereafter during the three year term hereof increase effective as of the first day of each succeeding 12-month period by the greater of (i) the change in the consumer price index during the preceding 12-month period, or (ii) such other amount as the Board in its discretion determines to be appropriate. The Executive's base salary shall be payable in accordance with the customary payroll practices of the company as in effect from time to time during the period of employment.

         (b)    Bonus Plan.

                (i) In addition to the base salary, the Executive shall be entitled to additional compensation in an amount determined by the Board taking into account the consolidated pre-tax earnings of the Company (including its subsidiaries) for each fiscal year that ends during the initial three year term hereof.

                (ii) For purposes of this Section 5(b), the "consolidated pre-tax earnings of the Company" shall be determined by the independent public accountants then regularly servicing the Company, in accordance with generally accepted accounting principles, consistently applied, based on the audited consolidated financial statements of the Company for such fiscal year, which determination shall be binding on the parties hereto.

                (iii) Additional compensation authorized by the Board shall be paid within sixty days after the later of: (A) the date on which the Company's independent accountants delivers its final report on the audited consolidated financial statements of the Company for the relevant fiscal year, or (B) the next December 31 following the end of such fiscal year.

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Employment Agreement of Scott J. Branch
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         (c)    Stock Options.

                (i) The Executive shall be eligible to participate in a new Stock Option Plan (the "Plan") to be established by the Company subject to stockholder approval at the next convened annual general meeting of the Company's stockholders. In the event the Plan is approved by the stockholders, the Executive shall receive grants of options thereunder as provided in subsection 5(c)(ii) hereof and at such other times as consideration shall be given by the Board or such committee to the grants of stock options generally to senior executive officers of the Company. If the Plan shall not be approved by the stockholders or if the Plan is approved by the stockholders but shall subsequently be terminated or if no options remain available for grant thereunder, the Executive shall be entitled to participate in such other incentive program as the Company may substitute for the Plan for its senior executive officers.

                (ii) Subject to approval of the Plan by the stockholders and in connection with the employment of the Executive by the Company, the Company will issue to the Executive 275,000 stock options at an exercise price of $2.50 per share, pursuant to the terms and conditions of the Plan and a Stock Option Agreement to be executed between the Company and the Executive following approval of the Plan (the "Stock Option Agreement"). The stock options will have a term of 10 years. The stock options will have a three year vesting schedule with one-third of such options becoming exercisable at the end each of the first, second and third years of the Stock Option Agreement and will become fully vested and non-forfeitable in the event of a change of control of the Company. In the event of any termination of Executive's employment with the Company pursuant to this Agreement: (i) any non-vested options shall be cancelled and shall be of no further force or affect; and (ii) any vested options shall be cancelled and shall be of no further force or affect if not exercised by Executive within ninety (90) days of any termination of Executive's employment with the Company.

         (d) Additional Compensation. The Company may award additional bonuses to the Executive from time to time in amounts as determined by the Board or a committee of the Board, and such compensation shall be payable in the manner and at the time or times directed by the Board or its committee.

         (e) Reimbursement of Expenses. During the term of this Agreement, the Company shall promptly pay or reimburse the Executive for all reasonable business expenses actually incurred or paid by the Executive in the performance of his services hereunder, all in accordance with the policies and procedures of the Company for the reimbursement of business expenses of its senior executive officers, provided that the Executive properly accounts therefor in accordance with Company policy.

         (f) Benefits. The Company shall, at its sole cost, and expense, provide life insurance, medical insurance, disability insurance, retirement and other benefits comparable to those provided by comparable companies to their senior executive officers.

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Employment Agreement of Scott J. Branch
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      6. Vacation, Days Off. The Executive may take a maximum of 4 weeks vacation per year, at times to be determined in the manner most convenient for the business of the Company. In addition, the Executive may take time off at such times as may be determined by the Board to attend such meetings and postgraduate courses as may comply with regulatory and licensing requirements of the businesses conducted by the Company, or which otherwise directly advance the interests of the Company. The Company may, in its discretion, reimburse the Executive for some or all of the expenses incurred to register for or attend such training courses.

      7. Termination Provisions

         (a)    Termination

               (i) The Executive's employment hereunder shall automatically terminate (A) upon and by the failure of Executive to purchase Securities pursuant to the terms and conditions of the Share Subscription Agreement between the Company and Executive of even date herewith (the "Subscription Agreement");
(B) upon any termination of the Subscription Agreement (C) upon the Executive's death or Disability (as hereinafter defined); (D) upon written notice by the Company for "Cause" (as hereinafter defined); or (E) upon 30 days written notice by either party.

               (ii) For purposes of this Agreement, "Disability" shall have the same meaning as that term has under a disability policy maintained for the Executive by the Company. If no such policy exists, or if payment of benefits under the policy is not conditioned on meeting such a definition, then "Disability" shall mean that the Executive is unable to perform his duties hereunder on a full-time basis for three consecutive months after reasonable accommodation by the Company.

               (iii) For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (A) the willful failure by the Executive to substantially perform the Executive's duties (other than any such failure resulting by the Executive's Disability) and continuance of such failure for more than 30 days after the Company notifies the Executive in writing of the Executive's failure to perform; (B) the engaging by the Executive in willful misconduct which is injurious to the Company; (C) the conviction of the Executive in a court of proper jurisdiction of a crime which constitutes a felony in respect of the conduct of the business of the Company; or (D) a finding by the National Association of Securities Dealers, Inc. (the "NASD"), another self-regulatory body of competent jurisdiction (the "SRO"), or U.S. Securities and Exchange Commission (the "SEC') that the Executive personally violated its rules or regulations, and such finding or penalty therefor restricts the Executive's ability to perform his obligations under this Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have personally violated roles or regulations of the NASD, an SRO, or the SEC, if a finding or penalty imposed is based upon a finding that the Executive did not adequately supervise such employee, but was not otherwise a party to the acts constituting the misconduct by such other person. Further, the Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to the Executive notice that a resolution has been duly adopted by the Board which finds that the Company has

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Employment Agreement of Scott J. Branch
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"Cause" to terminate the Executive as contemplated in this Section 7(a), provided, that the Executive is terminated for Cause upon conviction of a felony as identified in clause (C) above, and upon the revocation of any license required under applicable law for the conduct of the business of the Company by the Executive.

         (b) Compensation Upon Termination. In the event the Executive's employment hereunder terminates pursuant to Section 7(a)(i)(A) or 7(a)(i)(B) hereof, no additional compensation shall be payable to the Executive following the date of termination of employment. If either (i) the Company shall terminate the employment of the Executive for Cause pursuant to the provisions of Section 7(a)(i)(C) hereof, or (ii) the Executive shall resign (other than as a result of the violation of this Agreement by the Company), then the Company shall pay the Executive 100% of the compensation set forth in Section 5 hereof for 30 days following the date of the termination of employment. If the Company shall terminate the employment of the Executive without Cause or the Executive resigns as a result of a breach by the Company of its obligations to the Executive, whether set forth herein or otherwise, then the Company shall pay the Executive 100% of the compensation set forth in Section 5 hereof for the remaining term of this Agreement, or six full months, whichever period shall be greater.

      8. Nondisclosure and Noncompetition.

      During the period of employment hereunder and for a period of one year after termination of this Agreement (for whatever reason), the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person or appropriate for his own use, information, knowledge or data which is not theretofore publicly known and in the public domain that is obtained by the Executive while in the employ of the Company (which for purposes of this Section 8 shall include the Company or any of its subsidiaries), respecting information about the Company, or of any products, systems, programs, procedures, manuals, guides, confidential reports and communications, improvements, designs or styles, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets, or know-how of the Company, except as the Executive may, in good faith, reasonably believe to be for the Company's benefit. The Executive acknowledges that all information about the Company's trading department customers, clients, prospects and pricing models constitutes trade secrets under Section 688.002(4) of the Florida Statutes. Notwithstanding the foregoing, following the termination of employment hereunder, the Executive may disclose any information, knowledge or data of the type described to the extent required by law in connection with any judicial or administrative proceeding or inquiry.

     In addition to the foregoing and in the interest of protecting the Company's trade secrets, during the term of this Agreement and for a period of one year after termination of this Agreement for any reason, the Executive shall not, without the written consent of the Board or a person authorized thereby, directly or indirectly, do any business with respect to, or solicit any business similar to the business of the Company from, any of the Company's customers, clients, or accounts without the consent of the Company; provided, that this prohibition shall not limit the authority of the Executive (or the Executive's new

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Employment Agreement of Scott J. Branch
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employer) to solicit business from any client or customer of the Company that is already a customer or client of that new employer thirty days prior to the last day the Executive is employed by the Company. In addition, Executive shall not directly, or through any company of which Executive is an officer, employee, or more than 5% owner, hire any employee of the Company, or attempt to solicit any employee of, or independent contractor used by, the Company to leave the service of the Company.

      Executive agrees that the restrictions of this Section 8 are reasonable as to time, area, subject matter and otherwise due to the confidential nature of the information and trade secrets of the Company, and the unique role and substantial compensation of the Executive. The covenants contained in this
Section 8 shall survive the termination of the Executive's employment pursuant to this Agreement provided, however, that in the event this Agreement terminates prior to the Conversion, as such term is defined in the Share Purchase Agreement of even date herewith between the Executive and the Company, the noncompetition provisions in this Section 8 shall not extend to the fixed income business engaged in by the Executive prior to the date of this Agreement. The foregoing provisions of this Section 8 shall be binding upon the Executive's heirs, successors and legal representative. The Executive acknowledges and confirms that the Company shall be entitled to specific performance or injunctive relief without proof of monetary damages and without further proof of irreparable injury in an action instituted in any court of competent jurisdiction, or a proceeding before the NASD.

      9. Other Directorships. The Company acknowledges and understands that the Executive may be offered the opportunity to sit on the board of directors of other public and private companies. The Executive agrees that he will not serve on the board of directors of any company in competition with the Company and its affiliates, and the Executive agrees that he will not accept any appointment to another Board without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company may determine that the Executive shall not serve as a director, officer, or in any other position with an entity that does not maintain liability insurance in an amount deemed to be adequate by the Company. The Company agrees that the Executive shall be entitled to any fees or salary received for his participation on the Boards of Directors of such companies.

      10. Attorneys' Fees. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations or any party to this Agreement, the prevailing party shall be entitled to recover as an element of such party's costs of suit, through all appeals, and not as damages, reasonable attorneys' fees and paralegal's fees to be fixed by the arbitrator(s) or court. The prevailing party shall be the party who is entitled to recover his costs of suit or proceeding whether or not the action proceeds to final judgment. A party not entitled to recover his costs shall not recover attorneys' fees.

      11. Successors and Assigns. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Executive without the written consent of the Company. The services to be performed by the Executive hereunder may not be assigned by the Company, without the written consent of the

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Employment Agreement of Scott J. Branch
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Executive, to any person, firm, corporation or other entity, with the exception of a parent or subsidiary of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Executive and the Executive's heirs and legal representatives, and the Company's successors and permitted assigns.

      12. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Florida, without regard to the application of principles of conflict of laws.

      13. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement shall specify by notice to the other:


If to the Company:                     International Assets Holding Corporation
                                       220 East Central Parkway
                                       Altamonte Springs, Florida 32701

With a copy to:                        Louis T. M. Conti, Esq.
                                       Holland & Knight LLP
                                       200 S. Orange Avenue, Suite 2600
                                       Orlando, Florida 32801

If to the Executive:                   Mr. Scott Branch
                                       39 Meeker Avenue
                                       Allendale, New Jersey  07401

With a copy to:                        Alfred George Smith II, Esq.
                                       Shutts & Bowen
                                       201 S. Biscayne Blvd., Suite 1500
                                       Miami, Florida 33131-4328

All notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

      14. Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby, and is agreed to in a writing signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at the time of any breach by the other party hereto of any condition or provision of this Agreement, or compliance therewith, by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time, or at any prior or subsequent time.

      15. Complete Understanding. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement

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Employment Agreement of Scott J. Branch
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supercedes all prior agreements and understandings between the Company and the
Executive concerning his employment by the Company as well as his compensation, including stock options, in connection therewith, except that the Executive acknowledges that certain confidentiality provisions contained have been subsumed and incorporated herein, and shall be deemed to continue from the inception of his employment by the Company.

      16. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

      17. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

      18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                            COMPANY:

                                            INTERNATIONAL ASSETS HOLDING
                                            CORPORATION, a Delaware corporation

                                            By: /s/ Diego J. Veitia
                                               ---------------------------------
                                            Name:  Diego J. Veitia
                                            Title: Chairman and CEO

                                            EXECUTIVE:


                                            /s/ Scott J. Branch
                                            ------------------------------------
                                            Scott J. Branch